1300 Main Street, P.O. Box 130 • Atchiston, Kansas 66002-0130 913.367.1480 • 800.255.0302 • Fax 913.367.0192 www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ	NEWS RELEASE

Contact:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:	MGP INGREDIENTS REPORTS FIRST QUARTER RESULTS

         ATCHISON, Kan., December 22, 2003 — MGP Ingredients, Inc. (MGPI/Nasdaq) announced that Loryma GmbH, Zwingenberg, Germany, has been awarded distribution rights within Europe for MGPI’s food proteins and starches. The agreement does not include the United Kingdom or Ireland, but does extend to other countries such as Turkey, Algeria, Morocco and Tunisia.

        A subsidiary of the German-based Crespel and Deiters group, Loryma is a creator and supplier of complex systems for the production of high quality food. The company offers numerous services in addition to a comprehensive range of products consisting of functional raw materials, ingredients and mixes. In addition, Loryma focuses on providing customer-oriented development and application technology from its state-of-the-art technical center.

        “We are very pleased and excited to have our products represented by an organization of the caliber and expertise possessed by Loryma,” said Mike Trautschold, executive vice president of marketing and sales for MGPI. “The arrangement between our two companies forms a wonderful match as we share the mutual philosophy of delivering not just ingredients, but, more significantly, innovative solutions to customers,” he stated. Trautschold added that “in addition to having our products introduced to new markets, I believe we will be able to learn from Loryma’s technical experience.”

        Wolfgang Strack, managing director of Loryma, said his company “is grateful for the opportunity to expand our range of product offerings with MGP Ingredients’ brands.” He stated that “these highly functional ingredients will not only attract our existing customers, but will open new doors to clients in the European food industry who are looking for a knowledgeable and reliable partner for innovative ingredients and a wide range of specialties.” Strack added that Loryma “is very much looking forward to this new relationship with MGPI, which indeed is a partnership based on the same philosophy of innovative solutions for our mutual customers.”

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ADD 1 — MGP INGREDIENTS AWARDS

        Headquartered in Atchison, Kansas and founded in 1941, MGP Ingredients is a pioneer in the development, production of marketing of grain-based ingredient solutions for the food industry, as well as for personal care applications and pet chew and related products.

        Adding to its long history of innovation, MGPI recently developed a line of wheat protein isolates and fractionates for improving the quality, appearance, shelf life, moisture management properties and nutritional value of breads and other bakery goods. These ingredients can also improve dough production efficiencies in all types of systems, including fresh, par-baked, refrigerated and frozen. In addition, MGPI offers ingredient solutions for use in producing a variety of low-carbohydrate, high-protein bread, snack, dessert and cereal products.

        Vegetarian and meat analog products benefit from the use of MGPI’s line of textured wheat proteins. These ingredients possess a number of clear-cut advantages over competitive soy-based products, including greater textural integrity and a neutral flavor profile. As a result, customers can create better tasting, more satisfying products.

        MGPI’s lines of specialty and modified starches are greatly valued for their functionality and versatility. For example, a new modified resistant wheat starch developed by MGPI can be used to increase total dietary fiber in many food systems. This unique ingredient delivers a minimum 70% total dietary fiber and can be added to many foods not typically associated with higher fiber levels. Pregel® 46, a pregelatinized wheat starch, has applications in products as diverse as bakery goods, gravies, soups sauces and salad dressings. The company’s Midsol® 46 cook-up wheat starch is also extraordinarily useful in a variety of bakery products and prepared foods.

        In addition to its operations in Atchison, Kansas, MGP Ingredients also owns and operates facilities in Kansas City, Kansas, and Pekin, Illinois.

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